Exhibit 15.1
December 21, 2005
Quicksilver Resources Inc.
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Quicksilver Resources Inc. and subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated May 10, 2005 (August 8, 2005 as to the effects of the reclassifications described in the fourth paragraph of Note 1), for the six-month periods ended June 30, 2005 and 2004, and have issued our report dated August 9, 2005, and for the nine-month periods ended September 30, 2005 and 2004, and have issued our report dated November 8, 2005. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005 and your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, are being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Fort Worth, Texas